Exhibit 3.1

AMENDMENT NO. 2 TO THE

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Trovagene, Inc., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that:

First:    The name of the Corporation is Trovagene, Inc.

Second:    The Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock was filed with the Secretary of State on January 28, 2019.

Third:    Section 1 of the Certificate of Designation is hereby amended and restated as follows:

Designation; Rank. This series of Preferred Stock shall be designated and known as “Series C Preferred Stock.” The number of shares constituting the Series C Preferred Stock shall be two hundred thousand (200,000) shares. Except as otherwise provided herein, the Series C Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share (the “Common Stock”).

Fourth:    The foregoing Amendment of the Certificate of Designation was duly authorized by the Board of Directors of the Corporation.

IN WITNESS WHEREOF the undersigned has signed this Amendment this 1st day of March, 2019.

TROVAGENE, INC.

By:	/s/ Vicki Kelemen
Name: Vicki Kelemen Title: VP Corporate Communications